EXHIBIT 99.1

CINEDIGM ANNOUNCES PLANS TO RECONFIGURE AND ENHANCE ITS BOARD OF DIRECTORS

(Los Angeles, CA and New York, NY; May 18, 2015)  Cinedigm Corp. (NASDAQ: CIDM), a leading independent digital content distributor, today announced a plan to enhance its Board of Directors to better support the Company’s content distribution business and rapidly evolving niche over-the-top (OTT) digital network business.  The Company intends to add two to four new directors, including a new Chairman of the Board.  Cinedigm has engaged Korn Ferry, a leading internationally recognized executive search and advisory firm, to help in the search for new Board candidates.

Over the last four years, Cinedigm has transformed from a digital cinema deployment and financing entity to a leading independent distributor of content across all platforms in the U.S., including the emerging OTT space.  In recent months, the Company’s independent niche OTT business has accelerated significantly, including the launch of CONtv on March 3rd, the planned launch of the faith and family Dove Channel this summer, the ongoing growth of the documentary-focused channel Docurama and several more channels in development.

“Now, with our business transformation complete and a much stronger capital structure in place due to our recent financing activities, we are well positioned to make significant and positive enhancements to our Board,” said Chris McGurk, Chairman and Chief Executive Officer.  “We plan to add talented directors that match our current lines of business, to guide their growth.”

The planned reconfiguration will include the following steps:

•
The Company will seek to add two to four highly-qualified Board members with complementary, relevant expertise including television, OTT, social media, marketing, entertainment, capital markets or other related fields;

•	It is expected that one of these new directors will be named Chairman of the Board.

•	Two of the new independent Board members will replace two affiliated Board positions, currently held by the Company’s COO and General Counsel;

•	Wayne L. Clevenger of MidMark Capital will retire from the Board prior to the Company’s next shareholder meeting, leaving MidMark Capital with one Board seat;

•
Cinedigm is not targeting to increase the current size of the Board from eight members, but may adjust, as appropriate, to accommodate additional qualified nominees or the potential departure of additional current independent directors.

Added Peter Brown, Lead Independent Director, “Now is the time to strengthen our Board with highly-qualified individuals that have significant public board experience and relevant expertise in our core and growth businesses. We will work with Korn Ferry to do this as quickly and efficiently as possible.”

ABOUT CINEDIGM:

Cinedigm is a leading independent content distributor in the United States. Building on its pioneering role in transitioning over 12,000 movie screens from traditional analog film prints to digital distribution, the Company, through both organic growth and acquisitions, has become a  leading distributor of independent content on all platforms, including in the rapidly-evolving over-the-top digital network business.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp.

CIDM-G

Cinedigm Investor Relations:
Jill Newhouse Calcaterra
Office 424-281-5417
Mobile 310-466-5135
jcalcaterra@cinedigm.com